Exhibit 16.1

April 19, 2024

Office of the Chief Accountant

Securities and Exchange

Commission 100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in Form 8-K dated April 17, 2024, of Progressive Care Inc (the “Company”) to be filed with the Securities and Exchange Commission regarding its change of auditors and are in agreement with the statement contained in part a) therein.

We have no basis to agree or disagree with the statements in part b) therein.

Respectfully,

/s/ CohnReznick LLP

New York, New York